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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

              [ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 2000

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
              SECURITIES AND EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
                   For the transition period from _________ to


                         Commission file number 0-12216


            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:
                              OLD KENT THRIFT PLAN
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                               FIFTH THIRD BANCORP
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


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                        FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and exhibits are filed as part of this annual report:

         Exhibit 23        Consent of Independent Public Accountants

         Exhibit 99 Financial Statements and schedule of the Old Kent Thrift Plan for the years ended December 31, 2000 and 1999





                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                OLD KENT THRIFT PLAN


                                By:    Fifth Third Bank, a Michigan banking
                                       corporation, Trustee


Date:  June 28, 2001            By:   /s/ Marsha Camp
                                      ------------------------
                                      Marsha Camp
                                      Assistant Vice President